EXHIBIT B: CODE OF ETHICS

INTRODUCTION

As an investment adviser, Pathstone (herein “Firm”), stands in a position of trust and confidence with respect to our clients. Accordingly, we have a fiduciary duty to place the interests of our clients before the interests of Pathstone and our Supervised Persons. [See Definition of Supervised Persons]

Pathstone expects each of its Supervised Persons to conduct him or herself with integrity, honesty and professionalism. To provide general guidance to Supervised Persons, Pathstone requires each employee, officer and representative to comply with the principles and standards of conduct contained in this Code of Ethics (“Code”),1 as revised from time to time. This Code supersedes any prior Codes or policies but should be read in conjunction with the Firm’s Policies and Procedures Manual. Any violation of this Code of Ethics by any employee may result in disciplinary action, up to and including discharge.

Each Supervised Person is responsible for reading, understanding and consenting to comply with the policies contained in this document. This Code will be reviewed on a periodic basis (at least annually) and any significant changes to either regulatory or Firm policies will result in the distribution of updates to the Code. Each employee must retain a copy of this Code. This document is the exclusive property of Pathstone and must be returned should your association with Pathstone terminate for any reason.

A written Code cannot answer all questions raised in the context of business relationships and the provisions of the Code are not all-inclusive. The provisions of this Code are intended to serve as a guide for Supervised Persons of Pathstone in their conduct. Thus, each Supervised Person is required to recognize and respond appropriately to specific situations as they arise. In those situations where a Supervised Person may be uncertain as to the intent or purpose of the Code, he or she is advised to consult with the Chief Compliance Officer, who may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of our clients will not be adversely affected or compromised. All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of Supervised Persons.

Appendices: The following appendices are attached to this Code and are a part of this Code:

I.	Form for report of initial and annual personal securities holdings.

II.	Form for report of quarterly personal securities transactions.

III.	Form for acknowledging receipt and compliance with this Code

1 PATHSTONE RESERVES THE RIGHT TO AMEND OR OTHERWISE REVISE THIS CODE OF ETHICS AT ANY TIME AND WITHOUT PRIOR NOTICE. PATHSTONE WILL ENDEAVOR TO NOTIFY ITS SUPERVISED PERSONS PROMPTLY OF ANY CHANGE HERETO.

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Each Supervised Person must complete this acknowledgement within 10 days of being hiring and annually thereafter.

STANDARDS OF CONDUCT AND FIDUCIARY DUTY

This Code of Ethics is based on the principle that you, as a Supervised Person of Pathstone, owe a fiduciary duty to Advisory Clients for which Pathstone serves as an adviser. Accordingly, you must avoid activities, interests and relationships that might interfere or appear to interfere with making decisions in the best interests of our Advisory Clients.

This Code is intended to comply with the various provisions of the Investment Advisers Act of 1940 (“Advisers Act”) and also requires that all Supervised Persons comply with federal securities laws, including the Advisers Act, as amended and applicable rules and regulations adopted by the Securities and Exchange Commission (“SEC”).

Pursuant to Section 206 of the Advisers Act, both Pathstone and its Supervised Persons are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone. It means that Pathstone has an affirmative duty of utmost good faith to act solely in the best interests of our Advisory Clients.

At all times, you must:

1.       Place the interests of our Advisory Clients first. In other words, as a fiduciary you must scrupulously avoid serving your own personal interests ahead of the interests of our Advisory Clients. You may not cause an Advisory Client account to take action, or not to take action, for your personal benefit rather than the benefit of the Advisory Client’s account.

2.       Uphold the duty of loyalty to clients. Pathstone and its Supervised Persons owe a duty of loyalty to Advisory Clients and to always act in utmost good faith, place our clients’ interests first and foremost and to make full and fair disclosure of all material facts, including conflicts of interest, and to never make misleading statements. Our Firm also has a duty to ensure that investment advice is suitable to meeting each Advisory Client’s individual goals and objectives, investment mandates, needs and circumstances.

3.       Act with integrity, competence, dignity, and in an ethical manner. Pathstone and its Supervised Persons should act with integrity, competence, dignity and in an ethical manner when dealing with the public, clients, prospective clients, employers, and fellow employees;

4.       Set a good Example. Pathstone and its Supervised Persons should practice and encourage others to practice in a professional and ethical manner that will reflect credit on Pathstone, its employees and their profession and strive to maintain and improve their competence and the competence of others in the profession.

5.       Conduct all of your personal securities transactions in full compliance with this Code. You must not take any action in connection with your personal investments that could cause even the appearance of unfairness or impropriety. Accordingly, you must comply with the policies and procedures set forth in this Code. Doubtful situations should be resolved against your personal trading.

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6.       Accept no more than reasonable compensation. Pathstone believes that its fees for its services should be reasonable and commensurate with the level of services provided. Its fee schedules are disclosed in its Form ADV, Part 2A.

7.       Avoid taking inappropriate advantage of your position. The receipt of investment opportunities, gifts or gratuities from persons seeking business with Pathstone directly or on behalf of an Advisory Client could call into question the independence of your business judgment. Accordingly, you must comply with the policies and procedures set forth in this Code. Doubtful situations should be resolved against your personal interests.

8.       Investing is a good practice. Pathstone believes that personal investing which is consistent with Pathstone’s investment philosophy does not interfere with Advisory Clients’ services and interests, and accordingly, encourages personal investing.

This Code is adopted pursuant Section 204A of the Advisers Act requiring that registered investment advisers adopt procedures reasonably designed to prevent the misuse of material, nonpublic information.

GIFTS AND BUSINESS ENTERTAINMENT

Supervised Persons should conduct themselves in such manner as to avoid potentially embarrassing situations when giving or receiving gifts and/or business entertainment. Each individual should understand what constitutes an appropriate gift or entertainment as well as the bounds of law and reasonable propriety. These policies are not intended to restrict purely personal and family transactions.

If Supervised Persons are offered gifts, gratuities or other favors, they should simply ask themselves three questions:

(i)	Is the giver attempting to influence my judgment?
(ii)	Would an outsider think so?
(iii)	If I accept this gift, will I feel indebted or obligated in some way to the giver?

By refusing inappropriate inducements of any kind, Supervised Persons will be preserving assets of far greater value: their good name, the reputation of Pathstone, and our Advisory Clients’ financial welfare.

In the ordinary course of business, Supervised Persons may give or receive modest business gifts and this Policy is not intended to restrict normal business activities. Pathstone recognizes the value of fostering good working relationships with individuals and firms. Subject to this Policy, Supervised Persons of Pathstone are permitted, on occasion, to entertain and to attend events as hosts, speakers and guests. When doing so, Supervised Persons are to always act in the best interests of Pathstone, its associates and clients, and avoid any activity that might create an actual or perceived conflict of interest or the appearance of impropriety.

Supervised Persons may not accept or give any gift, gratuity or other thing of more than nominal value (greater than $500), from any person or entity that does business, or desires to do business, with Pathstone directly or on behalf of an Advisory Client. You may accept or give gifts from a single person or entity so long as the aggregate annual value does not exceed $500. With respect to gifts provided by Advisory

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Clients, occasionally, an Advisory Client may present a gift to an individual employee by way of gratitude for exemplary service. Reasonable gifts may be accepted from Advisory Clients, however any gift greater than the nominal value indicated above must be promptly reported to the CCO. Any gifts excessive in value must be promptly discussed with the CCO so that it can be determined whether the gift presents a potential conflict of interest.

You may attend business meals, sporting events and other entertainment events at the expense of a giver (or at your expense for another), so long as the expense is reasonable, both you and the giver are present, and the events are not excessively frequent. The acceptance of tickets to any event where the giver does not attend is considered a gift subject to the $500 annual limit rather than a business meal or other entertainment event. Examples of events that may be considered an unreasonable expense would be World Series or Super Bowl tickets, special concerts or movie events and vacation trips. Supervised Persons should utilize the Schwab Compliance Technologies (“SchwabCT”) system to log a description of any entertainment that is unusual and not customary to our normal course of business in which the Supervised Person may consider participating. Persons may also email this information to the Chief Compliance Officer; however the SchwabCT system is the preferred method.

With respect to Supervised Persons’ attendance at industry conferences, Supervised Persons are not prohibited from accepting travel-related expenses compensated by the conference sponsor so long as the Supervised Person is speaking at the event. If the Supervised Person is not speaking at the event, compensation of travel-related expenses by the conference sponsor will be considered on a case-by-case basis by the Chief Compliance Officer.

You shall not give or receive any gift, gratuity or other thing, or provide business entertainment, which would be construed as unreasonable in value with the intent or purpose of influencing a third party’s business relationship with Pathstone or vice versa.

Supervised Persons are prohibited from giving or providing any gift, including a personal gift, to any official of a Public Fund (i.e. official of a municipal or state pension plan) or any official of a Taft-Hartley Plan (i.e. a type of retirement plan for union employees) without the express prior approval of the Chief Compliance Officer.

Exceptions to the gift limit may be made by the Chief Compliance Officer. Supervised Persons should request exceptions for personal circumstances in which the employee has a personal relationship with a third party (such as receiving or providing personal gifts as wedding gifts, or gifts for the birth of a child).

Gifts & Entertainment Reporting

All gifts and unusual or not customary entertainment events of which you are the giver or recipient must be reported to the Chief Compliance Officer via the SchwabCT system if the value is reasonably judged to exceed $250. Reporting must include the name(s) of the giver or recipient, the date, the organization of the giver or recipient, a description of the gift or event, and the value or estimated value of the gift or event.

INSIDER TRADING

These procedures are intended to prevent the use of material, nonpublic information by Supervised Persons and to prevent, detect and correct any violations of the prohibition on insider trading. Pathstone strictly prohibits trading while in possession of material, nonpublic information, tipping of nonpublic information, and scalping by all Supervised Persons for their personal accounts or for Advisory Clients.

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1. Overview

Insider trading is based on a simple, well-established principle: if you receive material, nonpublic information about a public company from any source, you are prohibited from discussing or acting on that information.

Under the Advisers Act, the SEC may sue any person (or any person who controls or supervises such person) who trades while in possession of “material, nonpublic information” or who communicates or “tips” such information. Trading the securities of any company while in possession of material, nonpublic information about that company is generally prohibited by the securities laws of the United States and Firm policy. Under insider trading laws, a person or company that illegally trades in securities of a company while in possession of material, nonpublic information about that company may be subject to severe sanctions, including civil penalties, fines and imprisonment.

The rules contained in this Code apply to securities trading and information handled by Supervised Persons of Pathstone. The law of insider trading is complicated and continuously developing. Individuals may be uncertain about the application of insider trading rules in some circumstances and any questions about insider trading rules should be addressed with the Chief Compliance Officer. You must notify the Chief Compliance Officer immediately if you have any reason to believe that insider trading has occurred or is about to occur.

2. Policy on Insider Trading

No person to whom these procedures apply may trade, either personally or on behalf of others (such as Advisory Client accounts managed by Pathstone), while in possession of material, nonpublic information, nor may any Supervised Person communicate material, nonpublic information to others in violation of the law.

Who is an Insider?

Corporate insiders who possess material, nonpublic information about a corporation may be required either to disclose that information to the investing public or to refrain from passing such information along to others, trading in or recommending the purchase or sale of the corporation’s securities. Similarly, as a general rule, those to whom corporate insiders “tip” material, nonpublic information must refrain from passing such information along to others, trading in or recommending the corporation’s securities. In addition, under most circumstances, tipping or trading on material, nonpublic information about a tender offer may violate the rules of the SEC. Tipping may include spreading rumors about potential tender offers. For example, personnel may not pass along a rumor regarding a tender offer to those who are likely to trade on the information or further spread the rumor if the rumor emanated, directly or indirectly, from someone connected with the target, the offeror, or their respective officers, directors, partners, employees or persons acting on their behalf, even if such information was inadvertently communicated

What is Material Information?

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The question of whether information is material is not always easily resolved. Generally, the courts have held that a fact is material if there is substantial likelihood that a reasonable investor would consider the information “important” in making an investment decision. As such, material information would include information which would likely affect the market price of any securities, or which would likely be considered important by a reasonable investor in determining whether to buy, sell or hold such securities. Examples of material information may include the following:

> Significant dividend increases or decreases

> Significant earnings information or estimates

> Significant changes in earnings information or estimates previously released by a company

> Significant expansion or curtailment of operations

> Significant increases or declines in orders

> Significant merger, acquisition or divestiture proposals or agreements

> Significant new products or discoveries

> Extraordinary borrowing

> Major litigation

> Significant liquidity problems

> Extraordinary management developments

> Purchase or sale of substantial assets

> Capital restructuring, such as exchange offers

> Block and/or Restricted Securities transactions

> Establishment of a program to purchase the issuer’s own shares

> Write-downs or write-offs of assets

> Additions to reserves for bad debts or contingent liabilities
> Disputes with major suppliers or customers

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal’s “Heard on the Street” column.

You should also be aware of the SEC’s position that the term “material, nonpublic information” relates not only to issuers but also to Pathstone 's securities recommendations and client securities holdings and transactions.

Supervised Persons should promptly notify the Chief Compliance Officer if any Advisory Client becomes an officer, director or similar position of a publicly traded company. The Chief Compliance Officer may place that security on the Restricted List as a means to mitigate potential conflicts of interest or any potential access to material, nonpublic information.

What is Nonpublic Information?

Information is “nonpublic” if it has not been disclosed generally to the investing public. Information is made public if it has been broadly disseminated and made available to the general public by publication in the newspapers or other media or if it has been the subject of a press release addressing the general investing public. However, information is not necessarily made public merely because such information is communicated through rumors or other unofficial statements in the marketplace.

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Identifying Inside Information

Any Supervised Person who acquires material, non-public information relating to any issuer of a security must immediately notify the Chief Compliance Officer. In this event, the name of the issuer will be added to the Restricted List and it will be prohibited from trading in the security until the issuer is removed from the list.

Before executing any trade for yourself or others, including private accounts managed by Pathstone, you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

> Prior to taking any action, report the information and proposed trade immediately to the Chief Compliance Officer;

> Do not purchase or sell the securities on behalf of yourself or others, including private accounts managed by the firm;

> Do not communicate the information inside or outside the firm, other than to the Chief Compliance Officer; and

> After the Chief Compliance Officer has reviewed the issue, the firm will determine whether the information is material and nonpublic and, if so, what action the firm will take.

You should consult with the Chief Compliance Officer before taking any action or engaging in any transaction which inside information may have been provided. This degree of caution will protect you, our clients, and the firm.

The Chief Compliance Officer shall use the following reviews and procedures to detect any possible trading on inside information:

> review of the personal securities statements for all Supervised Persons and any related accounts;

> review of trading activity in Advisory Client accounts; and

> investigation of any circumstances about any possible receipt, trading or other use of inside information.

3. Policy on Dissemination of Rumors

All employees are expressly prohibited from knowingly spreading as fact any rumor they know to be false concerning any company, or any purported market development, with the purpose and design to impact trading in or the price of that company’s or any other company’s securities, and from engaging in any other type of activity that constitutes illegal market manipulation. This prohibition includes the spreading of false rumors, or any other form of illegal market manipulation, via any media, including, but not limited to email, instant messages, text messages, blogs or chat rooms.

CONFIDENTIAL INFORMATION

1. General

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In the course of investment advisory activities at Pathstone, the Firm gains access to nonpublic information about its Advisory Clients and investors. Such information may include the status as a client, personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of Advisory Clients, advice provided by Pathstone to Advisory Clients, and data or analyses derived from such nonpublic personal information (collectively referred to as “Confidential Client Information¨). All Confidential Client Information, whether relating to Pathstone 's current or former Advisory Clients or investors, is subject to Pathstone’s policies and procedures. Any doubts about the confidentiality of information must be resolved in favor of confidentiality. Employees are also required to familiarize themselves with the Pathstone Privacy Program pertaining to compliance with the Regulation S-P and other privacy related regulations. (Refer to the Privacy & Information Security Program.)

All Supervised Persons must safeguard confidential information about clients and investors, potential clients and investors, and their accounts (including profit data, credit information, financial condition and business transactions). In particular:

Caution and discretion are required in the discussion, use and sharing of confidential information even within Pathstone. Such matters should not be discussed among Supervised Persons unless there is a valid business reason (e.g., a “need to know”) for doing so. All information regarding Pathstone’s Advisory Clients is confidential. Information may only be disclosed when the disclosure is consistent with the Firm's policy, at the client's direction, or pursuant to a non-disclosure agreement. Information should only be shared by Supervised Persons as necessary to provide service that the client requested or authorized, or to maintain and service the client's account.

Pathstone will require that any financial intermediary, agent or other service provider utilized by Pathstone (such as broker-dealers, back office service providers or sub-advisers) comply with substantially similar standards for non-disclosure and protection of Confidential Client Information and use the information provided by Pathstone only for the performance of the specific service requested by Pathstone.

Requests for information or references regarding current or former clients and Supervised Persons should be referred to the Chief Compliance Officer.

The disclosure of information concerning a potential, current or former client is permitted only when it complies with applicable federal or state laws.

Inquiries for confidential information by tax authorities, law enforcement agencies, regulatory authorities, attorneys, or private parties shall not be responded to unless Pathstone has received either written consent of the individual, or the appropriate court order or subpoena, and release has been authorized under normal operational procedures. Please consult with, or inform, the Chief Compliance Officer if you receive such a request.

Supervised persons should avoid any discussion of confidential information or client relationships in public places.

All Supervised Persons are prohibited, either during or after the termination of their employment with Pathstone, from disclosing Confidential Client Information to any person or entity outside the firm, including family members, except under the circumstances described above. Any Supervised Person who violates the non-disclosure policy described above will be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information.

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2. Pathstone Proprietary Information

Pathstone provides its Supervised Persons with access to its physical resources, electronic media and proprietary information, as well as technology developed or used by Pathstone. Supervised Persons are responsible for the proper use of Pathstone’s physical resources, electronic media, proprietary information and technology. Accordingly, Supervised Persons may not disseminate, sell or otherwise use Pathstone’s physical resources, electronic media, proprietary information or technology for their personal benefit or for the benefit of a third party. This restriction continues to apply after employment terminates, regardless of the reason for termination. Pathstone’s resources and electronic media may be used only for those activities that are directly related to Pathstone’s business or that has been approved in advance.

Supervised Persons should be aware that any product, program, or writing developed or produced by Pathstone’s Supervised Persons during job time, by using Pathstone’s facilities, or as a result of performing their job responsibilities, is the property of Pathstone.

Supervised Persons should take appropriate steps to protect all of Pathstone’s proprietary interests, both while employed by Pathstone and after employment with Pathstone. Further, copying any records for any purpose other than a necessary job-related activity is strictly prohibited. No Pathstone records, information, or copies thereof may be retained by an employee following termination of employment.

3. Third Party Proprietary Information

Supervised Persons are responsible for using the patented, copyrighted, or other proprietary material or information (including software) of a third party in compliance with applicable provisions of any contract between Pathstone and the third party. Pathstone, as well as individual Supervised Persons, may be held liable for both civil damages and criminal penalties for copyright, trademark, or patent infringement and for any other illegal or improper use of another’s property. Supervised Persons should also be aware that other uses of third party materials or information, such as the duplication of computer software and the downloading of data from information retrieval services (databases), may also require the owner’s permission. Thus, Supervised Persons may not use Pathstone 's technology resources to copy, retrieve, forward or send copyrighted materials unless the employee has the author's permission. Supervised Persons are encouraged to consult their immediate supervisors or the Chief Compliance Officer regarding the photocopying, duplication, reproduction, data downloading, or other use of proprietary material or information owned by a third party.

4. Security of Confidential Personal Information

Pathstone enforces the following policies and procedures to protect the security of Confidential Client Information:

The Firm restricts access to Confidential Client Information to those Supervised Persons who need to know such information to provide Pathstone 's services to clients;

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Any Supervised Person who is authorized to have access to Confidential Client Information in connection with the performance of such person's duties and responsibilities is required to keep such information in a secure compartment, file or receptacle on a daily basis as of the close of each business day;

All electronic or computer files containing any Confidential Client Information shall be password secured and firewall protected from access by unauthorized persons;

Any conversations involving Confidential Client Information, if appropriate at all, must be conducted by Supervised Persons in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations; and

Confidential information to be destroyed must be disposed in a manner to reasonably safeguard any confidential information.

SERVICE ON BOARDS OF DIRECTORS AND OTHER OUTSIDE ACTIVITIES

Current information regarding our Supervised Persons is crucial to Pathstone 's overall supervisory effort. To help maintain current information and ensure awareness of all information regarding Supervised Persons, Pathstone requires each employee to disclose to Pathstone (and maintain current) the following information:

Outside Business Activities, including Service on a Board of Directors: Each Pathstone Supervised Person must disclose to the Chief Compliance Officer of Pathstone prior to (1) accepting employment of any type outside Pathstone, (2) serving as an officer or director of any business (for-profit or not-for-profit), or (3) having a financial interest in another business organization other than a public company. Any employee who engages in such approved activity or business should limit such business or activities from Pathstone 's office and should not otherwise behave in such manner that might imply that such activities are being conducted by or with the approval of Pathstone.

Communications with the Media: Pathstone policy prohibits Supervised Persons from participating in any communication with the media including, but not limited to, conducting interviews with the media, writing newspaper or magazine articles and making radio/TV appearances, without obtaining the approval of the Chief Compliance Officer or other appropriate Officer. Supervised Persons are required to identify any such communications in which they are requested to participate. Participation as a speaker and any materials to be presented at an industry conference/event must be pre-approved by the Chief Compliance Officer prior to participation in the event.

Pre-Hire Checks: Pathstone may investigate each applicant’s character, business repute, qualifications (including the verification of employment history with previous employers, educational checks and credit checks), and experience before hiring such applicant and maintain the documentation of the steps taken in the hiring process.

PERSONAL SECURITIES TRADING

1. Trading in General

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Each Supervised Person is expected to devote his or her workdays to serving the interests of clients and Pathstone. All Access Persons [See Definition of Access Person] are required to follow the reporting procedures below and shall disclose to Pathstone information on any Beneficial Ownership of Covered Securities [See Definitions Section] or other investments that may have an effect on the ability to make unbiased and objective recommendations.

2. Beneficial Ownership

To determine whether a person has “Beneficial Ownership,” Access Persons are considered to have Beneficial Ownership of Securities if such Access Person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise have or share a direct or indirect “pecuniary interest” in such Securities.

An Access Person has a pecuniary interest in the Securities if such Supervised Person has the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the Securities.

The following are examples of an indirect pecuniary interest in Securities:

Securities held by members of an Access Person’s immediate family sharing the same household; however, this presumption may be rebutted by convincing evidence that profits derived from transactions in these Securities will not provide such Access Person with any economic benefit.

Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes any adoptive relationship.

Access Person’s proportionate interests as a general partner in portfolio Securities held by a general or limited partnership.

Access Person’s interests as a manager-member in the Securities held by a limited liability company.

Access Persons do not have an indirect pecuniary interest in the portfolio Securities held by a corporation or similar entity in which you own securities if such Access Person is not a controlling shareholder of the entity and do not have or share investment control over the entity’s portfolio.

The following circumstances constitute Beneficial Ownership of Securities held by a trust by an Access Person:

If an Access Person is a trustee of the Trust and has a pecuniary interest in any holding or transaction in the issuer’s securities held by the Trust as well as if an Access Person is trustee and members of such Access Person’s immediate family receive certain performance fees or a member of such Access Person’s immediate family is a beneficiary to the Trust.

If an Access Person is a beneficiary to a Trust and such Access Person (a) shares investment control with the trustee with respect to a trust transaction, the transaction shall be attributed to such Access Person as well as the trust, (b) has investment control with respect to a trust transaction without consultation with the trustee, the transaction shall be attributed to such Access Person and (c) such Access Person shall be deemed to have pecuniary interest in the issuer’s securities held by a trust to the extent of such Access Person’s pro rata interest in the trust where the trustee does not exercise exclusive control. For instance, an Access Person who holds securities as a beneficiary of a trust over which he has investment discretion, such as a 401(k) or other participant-directed employee benefit plan, would be considered beneficial owner of securities in the plan.

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If an Access Person is a settlor of a trust and reserve the right to revoke the trust without the consent of another person, the trust holdings and transactions shall be attributed to you; provided, however, if the settlor does not exercise or share investment control over the issuer’s securities held by the trust, the trust holdings and transactions shall be attributed to the Trust instead of you as settlor.

3. Employee Trading: Restricted List

The Restricted List, when maintained, will be composed of companies whose Securities are subject to trading activity prohibitions. It is the policy of the Firm that all personnel shall strictly observe such prohibitions. The Restricted List will be updated by the Chief Compliance Officer or his delegate to indicate companies, if any, subject to these restrictions.

Prior to soliciting a purchase or sale or placing an order for the purchase or sale of a Security, Access Persons should check the Restricted List, when applicable, to determine whether the Securities of the issuing company have been restricted.

The Management Team and Client Service Directors will have primary responsibility for determining what public companies should be placed on or removed from the Restricted List and will communicate this information to the Chief Compliance Officer. A Security may be placed on a Restricted List for a number of reasons, which include, but are not limited to, a client owning more than 5% of a public company or insider information pertaining to a company obtained in the normal course of business.

Under certain circumstances, the Chief Compliance Officer may grant an exception to the Restricted List prohibition. In general, exceptions will be granted only when it can be shown that there is no reasonable possibility that the proposed transaction is being entered into based on any material non-public information possessed by the Firm or otherwise creates an actual or apparent conflict of interest. Any request for an exception to the restrictions imposed by the Restricted List must be directed to the Chief Compliance Officer. A memorandum stating the basis for the exemption will be maintained in the Firm’s Records.

Personal Trading Policy: Equity Positions

The firm’s personal trading policy governs Supervised Person’s trading (buy or sell) in equity positions, including but not limited to any stock, option, warrant or derivative (or contingently related security)(herein “Equity Securities”), that are greater than $50,000. Supervised Persons are required to seek pre-approval from the Chief Compliance Officer or designate if they intend to purchase or sell Equity Securities of any single issuer with a value in excess of $50,000 in their personal accounts. The amount traded for this purpose includes all other trades attributable to the Supervised Person of the same type (e.g., purchase or sale) in securities of the same issuer within the preceding three months. Approval can be requested via the SchwabCT system and is contingent of whether a conflict of interests exists or if the trade would compete with the interests of clients. Supervised Persons shall not affect any transactions in Equity Securities with a value in excess of $50,000 in personal accounts until they have been provided approval from the CCO or designate.

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In addition, in order to eliminate any incentive for short-term trading, a minimum holding period requirement must be satisfied for all trades in Equity Securities (including options or other derivatives relating to Equity Securities), without regard to the value of the transaction. Specifically, any permitted shares purchased must be held in an unhedged position for at least 30 calendar days before they can be sold or otherwise disposed of. To avoid potential false positives in our electronic monitoring system, the trade dates for a securities purchase and sale should not be included in determining whether the holding period requirement is satisfied.

The dollar value and holding period restrictions described in the two preceding paragraphs do not apply to transactions in shares of open-end registered investment companies (i.e., mutual funds) or exchange-traded funds (“ETFs”), shares purchased through automatic dividend reinvestments (but the stock with respect to which they are distributed remains subject to it), or transfers from other accounts held by the Supervised Person. These restrictions are applicable to transaction in all other Equity Securities, including closed-end registered investment companies.

In certain limited circumstances, Supervised Persons may be granted permission to trade in a security listed on the Restricted List. Should approval be granted, the 30-day holding period requirement described above applies. Supervised Persons are required to assume full personal responsibility for all personal trading and for compliance with this policy.

4. Reporting Requirements

Every Access Person shall provide initial and annual holdings reports and quarterly transaction reports to the Chief Compliance Officer, which must contain the information described below. In lieu of providing quarterly transaction reports with personal securities transaction information to the Chief Compliance Officer, Access Persons are required to arrange for their brokerage firm(s) to send automatic duplicate brokerage account statements to the Chief Compliance Officer. Access persons are highly encouraged to maintain their accounts with either Charles Schwab & Co. or Fidelity which has been selected as the preferred designated broker. The quarterly transactions report will be utilized during a time period of an Access Person setting up duplicate statements and confirmations to be automatically sent to the Chief Compliance Officer or during a time period of transitioning broker firms or with respect to accounts that are unable to provide electronic access due to dual factor authentication or other technical barriers.

While it is not presently certain whether transactions and holdings in bitcoin and other cryptocurrencies are securities, these transactions and holdings should also be reported according to the following guidelines, modified as necessary to reflect differences such as the absence of ticker symbols or brokerage accounts.

A. Initial & Annual Holdings Reports

If you are a new Access Person, you must report no later than ten (10) days after you become an Access Person to the Chief Compliance Officer the following information:

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i.       the title and type of security, ticker symbol or CUSIP number as appropriate, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership when the person became an Access Person;

ii.       the name of any broker, dealer or bank with whom the Access Person maintained an account in which any Reportable Securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person*; and

iii.       the date that the report is submitted.

*       Note the report requires disclosure of the name of any broker-dealer or bank with which the Access Person has an account in which any Covered Securities are held for his or her direct or indirect benefit.

Each Access Person must submit annually thereafter a holdings report setting forth the above-specified information which must be current as of a date no more than forty-five (45) days before the report is submitted. Annually Holdings Reports will be submitted via the Charles Schwab Compliance Technologies system or on the form set forth in the Appendix to this Code.

B. Quarterly Transaction Reports / Duplicate Brokerage Statements

Every Access Person must report to the Chief Compliance Officer no later than thirty (30) days after the end of the calendar quarter, the following information:

i.       With respect to any transaction during the quarter in a Covered Security in which the Access Person had any direct or indirect Beneficial Ownership:

a.       The date of the transaction, the title, ticker symbol or CUSIP as appropriate, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

b.       The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

c.       The price of the Covered Security at which the transaction was effected;

d.       The name of the broker, dealer or bank with or through which the transaction was effected; and

e.       The date that the report is submitted by the Access Person.

Employees are required to notify the Chief Compliance Officer via email or Charles Schwab Compliance Technologies of any new accounts in which any Securities were held during the quarter for an employee’s direct or indirect benefit. The foregoing Item ii includes reporting securities acquired through a gift or inheritance.

ii.       With respect to any account established by the Access Person in which any Covered Securities were held during the quarter for the direct or indirect benefit of the Access Person:

a.       The name of the broker, dealer or bank with which the Access Person established the account;

b.       The date the account was established; and

c.       The date that the report is submitted by the Access Person.

iii.       An Access Person must instruct all broker-dealers, who hold Covered Securities in which such Access Person has beneficial ownership, to provide duplicate account statements required under the above section to the Chief Compliance Officer within the time period required for a Quarterly Transaction Report (i.e., within 30 days after the end of the applicable calendar quarter) and provides the information required in part b. above.

It is the obligation of each Access Person relying on part iii to ensure compliance with its requirements. Exception to Reporting Requirements:

A person need not make a report to the Chief Compliance Officer under the Reporting Section above with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control. (For example, if Access Person makes an affirmative demonstration that control has been delegated to an independent third party or that Access Person’s ownership involves a blind trust.)

C. Pre-Clearance Required for Participation in IPOs and Private or Limited Offerings

No Supervised Person shall acquire any beneficial ownership in any securities in an Initial Public Offering or any securities in a limited offering or private placement for his or her account without the prior written approval of the Chief Compliance Officer who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Supervised person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

5. Designated Broker:

Absent approval by the CCO, employee accounts are to be maintained at either Charles Schwab & Co. or Fidelity, which has been selected as the preferred designated broker. Employees who are granted approval to maintain their personal accounts elsewhere are responsible for ensuring that copies of all monthly/quarterly statements, as well as trade confirmations, are sent directly to the attention of the CCO.

REPORTING VIOLATIONS & REMEDIAL ACTIONS

All Supervised Persons shall promptly report to their supervisor, the Chief Compliance Officer or a Member of Senior Management all apparent violations of the Code. Supervisors and other Members of Senior Management shall immediately report possible material violations of the Code to the Chief Compliance Officer. The Chief Compliance Officer shall promptly report to the Senior Management all material violations of the Code. When the Chief Compliance Officer finds that a violation otherwise reportable to Senior Management could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act, he may, in his discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter to Senior Management.

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It is every Supervised Person's obligation to promptly report to the Chief Compliance Officer suspected or actual violations of the Firm’s Code of Ethics or other suspected wrongdoings affecting the Firm. All reports will be treated confidentially and investigated promptly and appropriately. Supervised Persons my utilize the anonymous Whistleblower functionality within the Charles Schwab Compliance Technologies system to report a violation of the Code of Ethics, Compliance Manual, or any other federal or state securities law. The Firm will not permit any form of intimidation or retaliation against any employee who reports a violation of the Firm’s policies. Retaliation against anyone who reports a violation is itself a violation of the code and will subject the violator to disciplinary action, up to and including termination of employment. Senior Management shall consider reports made to it hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed. The firm’s reporting policies and procedures are in no way intended to limit, nor should be construed as in any way limiting, your ability or rights under any state or federal law to report to the applicable regulators a possible violation of federal or state securities law involving Pathstone or its employees.

If you violate this Code, you are subject to remedial actions, which may include, but are not limited to, a letter of reprimand, disgorgement of profits, imposition of a substantial fine, demotion, suspension or termination.

INTERPRETATIONS AND EXCEPTIONS

Any questions regarding the applicability, meaning or administration of this Code shall be referred by the person concerned in advance of any contemplated transaction to the Chief Compliance Officer. Exemptions may be granted by such person, if, in his or her judgment, the fundamental obligation of the person involved is not compromised. The Chief Compliance Officer shall request exemptions from an appropriate control person of Pathstone. The Chief Compliance Officer’s personal securities transactions, outside business activities and any other reportable events shall be reported to an appropriate management person.

CERTIFICATE OF RECEIPT AND COMPLIANCE

You are required to acknowledge receipt of your copy of this Code and to certify upon commencement of your employment or the effective date of this Code, whichever occurs later, and annually or upon amendment of the Code thereafter, that you have read and understand this Code and recognize that you are subject to this Code. Each certificate will also state that you have complied with the requirements of this Code during the prior year, and, if appropriate, that you have disclosed, reported, or caused to be reported all transactions during the prior year in Covered Securities of which you had or acquired Beneficial Ownership. The certificate of receipt and compliance acknowledgment of receipt of this Code is included as part of Compliance Manual.

DEFINITIONS

A. “Supervised Person” means any employee, director, officer, general partner, or “Advisory Person” of Pathstone. An Advisory Person includes only certain persons having roles or relationships with a registered investment company (RIC) or an advisor to a RIC.

B. “Access Persons” are any “Supervised Persons” who have access to nonpublic information regarding any clients' purchase or sale of securities (or nonpublic information regarding the portfolio holdings of any reportable fund), or who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

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C. “Advisory Client” means any natural persons or business entities, including pooled investment vehicles, for which Pathstone serves as investment adviser.

D. “Security” shall mean any note, stock, treasury stock, shares issued by registered open-end investment companies, exchange traded funds, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any security of the foregoing.

E. “Covered Security” shall mean a Security as defined in item D above (in effect, all securities) except that it shall not include:

Direct obligations of the government of the United States, such as U.S. Treasury bonds;

Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

Shares issued by money market funds;

Shares issued by unit investment trusts that are invested exclusively in unaffiliated mutual funds, such as variable insurance products; and

Shares issued by open-end funds, such as open-end mutual funds.2 Note that this exception only extends to open-end funds registered in the United States and does not include transactions and holdings in shares of both affiliated and unaffiliated closed-end funds, nor in offshore funds. These latter categories are both reportable. Exchange Traded Funds are also considered Covered Securities.

F. “Beneficial Ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”) in determining whether a person has beneficial ownership of a security for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder. In this regard, beneficial ownership will be deemed to exist if a person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares, a direct or indirect pecuniary interest in the securities (i.e., an opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the securities). Under this definition, an indirect pecuniary interest in securities generally includes, but is not limited to, securities held by members of a person’s immediate family sharing the same household provided, however, this presumption of beneficiary ownership may be rebutted, a person’s interests in securities held in certain trusts, a general partner’s proportionate interest in the portfolio securities held by a general or limited partnership, a person’s right to receive dividends that is separated or separable from the underlying securities (otherwise a right to receive dividends alone shall not represent a pecuniary interest) and a person’s right to acquire securities through the exercise or conversion of any derivative security whether or not presently exercisable. A person will not be deemed to be the beneficial owner of portfolio securities held by a corporation or similar entity in which the person owns securities if the shareholder is not a controlling shareholder of the entity and does not have or share investment control over the entity’s portfolio. See the “Personal Securities Transactions—Beneficial Ownership” below for a further discussion of the application of “Beneficial Ownership.”

2 If Pathstone or a Supervised Person of Advisor provided investment advice or controlled an open-end fund then such fund would also be reportable. However, such relationships are not anticipated to exist at Pathstone. Any Supervised Person must inform the CCO of any such advisory or control relationship with an open-end fund.

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G. “Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

H. “Limited Offering” shall mean an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505 or Rule 506 under the Securities Act of 1933. This may include so-called hedge fund investments or generally investments in private securities.

I.	“Purchase or Sale of a Covered Security” includes, among other things, the writing of an option to purchase or sell a Covered Security.

J.	“Security held or to be acquired” by an Advisory Client means (a) any Covered Security which (i) is or has been held by an Advisory Client or (ii) is being or has been considered by an Advisory Client or Pathstone for purchase by an Advisory Client; and (b) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in this Code.

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